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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                           SEC File Number

                                                           0-15495
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                                                           CUSIP Number
                           NOTIFICATION OF LATE FILING
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(Check One): [ ] Form 10-K and Form 10-KSB [ ] Form 20-F [X] Form 11-K
             [ ] Form 10-Q and Form 10-QSB [ ] Form N-SAR

     For Period Ended:  September 30, 2003
     [  ] Transition Report on Form 10-K
     [  ] Transition Report on Form 20-F
     [  ] Transition Report on Form 11-K
     [  ] Transition Report on Form 10-Q
     [  ] Transition Report on Form N-SAR
     For the Transition Period Ended:
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       Read Instruction Sheet Before Preparing Form. Please Print or Type.
      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I - REGISTRANT INFORMATION

      Mesa Air Group, Inc.
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Full Name of Registrant

      Mesa Airlines, Inc (filings through 1995-02-15)
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Former Name if Applicable

      410 North 44th Street, Suite 700
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Address of Principal Executive Office (Street and Number)

      Phoenix, Arizona 85008
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b)   The subject annual report, semi-annual report, transition report on
            Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 11-K, 20-F, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      The one-day delay in filing of Mesa Air Group, Inc.'s Form 11-K for the fiscal year ended September 30, 2003, is primarily attributable to its inability to timely gather the required information. The Form 11-K was filed on March 30, 2004.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

                  Brian Gillman                 (602)              685-4000
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                    (Name)                   (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

                                                                  [X] Yes [ ] No

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(3)   It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [ ] Yes [X] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              Mesa Air Group, Inc.
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                  (Name of Registrant as Specified in Charter)


      has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:       March 30, 2004                By       /s/ Brian Gillman
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                                                   Brian Gillman